                                                                     Exhibit 99h

                                 EXHIBIT 99(h)



                     FEDERAL DEPOSIT INSURANCE CORPORATION


                                   FORM F-3

                                CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                    the Securities and Exchange Act of 1934



                        For the month of October, 1997



                            THE PEOPLES STATE BANK
               ------------------------------------------------
               (Exact Name of Bank as specified in its charter)
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Item 12.  Other Events
----------------------

(a) On October 28, 1997, Community Banks, Inc. ("CBI") and The Peoples State Bank ("PSB") entered into an Agreement and Plan of Reorganization (the "Agreement"), under the terms of which: (i) CBI will organize a Pennsylvania bank ("PSB Interim Bank") as a wholly-owned subsidiary of CBI and cause PSB Interim Bank to become a party to the Agreement, (ii) PSB will be merged with and into PSB Interim Bank (the "Merger"), (iii) PSB Interim Bank will survive the Merger and operate as a wholly-owned subsidiary of CBI under the name "The Peoples State Bank", and (iv) all of the outstanding shares of the common stock of PSB ("PSB Common Stock") will be converted into shares of the common stock of CBI ("CBI Common Stock"). CBI has total assets of approximately $460 million, and PSB has total assets of approximately $245 million. Assuming that the Merger is consummated, PSB, a Pennsylvania bank, will become a wholly-owned subsidiary of CBI.

     Under the terms of the Agreement, shares of PSB Common Stock will be exchanged for shares of CBI Common Stock on the effective date of the Merger based on a conversion ratio of .889 shares of CBI Common Stock for each share of PSB Common Stock outstanding. There are 1,489,518 shares of PSB Common Stock outstanding. By separate Stock Option Agreement, CBI will have the right to acquire 19.9% of the outstanding PSB Common Stock under certain conditions.

     Prior to the announcement of the Merger, PSB Common Stock (NASDAQ:PSED) had been infrequently traded in the local over-the-counter market. The closing price for CBI Common Stock (AMEX:CTY) was $42.25 on October 27, 1997 (the day prior to the public announcement of the Merger).

     Consummation of the Agreement is subject to various conditions, including, among others, (i) the approval of the Merger by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Pennsylvania Banking Department,
(ii) the approval of the Merger by the shareholders of PSB and CBI, and (iii) the absence of any material adverse change in the financial condition or operating results of PSB or CBI.

     Assuming that all conditions are satisfied without unexpected delay, it is anticipated that the effective date of the Merger will occur during the second quarter of 1998. The transaction will be accounted for as a pooling-of-interests for financial reporting purposes.

     The press release dated October 28, 1997 announcing execution of the Agreement and the letter to PSB's shareholders dated November 5, 1997 providing further details with respect to the Agreement are attached to this Current Report as Exhibits 1 and 2 and are incorporated herein by reference.

Item 13.  Financial Statement and Exhibits.
------------------------------------------

     The following exhibits are attached to this Current Report.

     1.   Press Release dated October 28, 1997;

     2. Agreement and Plan of Reorganization between Community Banks, Inc. and The Peoples State Bank dated as of October 28, 1997;

     3. Stock Option Agreement between Community Banks, Inc. and The Peoples State Bank dated as of October 28, 1997; and

     4.   Letter to PSB shareholders dated November 5, 1997.
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                                  SIGNATURES
                                  ----------


     Under the requirements of the Securities Exchange Act of 1934, the Bank has caused this report to be signed on its behalf by the undersigned, hereunto fully authorized.


                                 THE PEOPLES STATE BANK



                                 By:
                                    -----------------------------------------
                                      Eddie L. Dunklebarger,
                                      President and Chief Executive
                                        Officer

Date:  November _____, 1997